Exhibit 4.18.1

EXECUTION COPY

NEW SUNWARD HOLDING FINANCIAL VENTURES B.V.,

as Issuer,

and

CEMEX, S.A.B. de C.V.,

CEMEX MEXICO, S.A. de C.V.,

and

NEW SUNWARD HOLDING B.V.

as Guarantors,

TO

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 10, 2009

Supplementing the Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V., as Issuer, CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V., as Guarantors, and The Bank of New York Mellon, as Trustee.

$350,000,000

(C5)

Callable Perpetual Dual-Currency Notes

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is made as of the 10th day of August, 2009, among New Sunward Holding Financial Ventures B.V., as issuer (the “Company”), CEMEX, S.A.B. de C.V. (“CEMEX”), CEMEX México, S.A. de C.V. and New Sunward Holding B.V., as guarantors (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee heretofore executed and delivered an indenture, dated as of December 18, 2006 (the “Indenture”); and

WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $350 million aggregate principal amount of the Company’s Callable Perpetual Dual-Currency Notes (the “Securities”), which Securities were guaranteed by each of the Guarantors; and

WHEREAS, Section 1008 of the Indenture provides that so long as any Securities remain Outstanding, CEMEX shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of CEMEX or any Subsidiary, whether now owned or held or hereafter acquired, other than Permitted Liens, unless, in each case, CEMEX has made or caused to be made effective provision whereby the Securities and the Conversion Payment Undertaking are secured equally and ratably with, or prior to, the Debt secured by such Liens (other than Permitted Liens) for so long as such Debt is so secured; and

WHEREAS, the Conversion Date has occurred and no amounts were due under the Conversion Payment Undertaking, and thus the Conversion Payment Undertaking is now discharged; and

WHEREAS, CEMEX and certain of its Subsidiaries intend to create certain Liens (the “New Liens”) on or with respect to certain of their assets, which New Liens are not Permitted Liens; and

WHEREAS, in accordance with Section 1008 of the Indenture, CEMEX desires to make effective provision whereby the Securities will be secured equally and ratably with the Debt secured by the New Liens for so long as such Debt is so secured; and

WHEREAS, Section 901 of the Indenture provides that the Company, the Guarantors, and the Trustee, when authorized by an Officers’ Certificate, without the consent of any Holders of the Securities, may enter into one or more indentures supplemental to the Indenture, in order to secure the Securities; and

WHEREAS, the Company and the Guarantors have heretofore delivered or are delivering contemporaneously herewith to the Trustee (i) copies of Officers’ Certificates and (ii) an Opinion of Counsel, in compliance with and to the effect set forth in Sections 102, 901 and 903 of the Indenture; and

WHEREAS, the Company and the Guarantors have requested and directed the Trustee to enter into this Supplemental Indenture, and this Supplemental Indenture has been duly authorized by all the necessary corporate action on the part of the Company and the Guarantors; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed; and

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Company, the Guarantors and the Trustee agree as follows for the benefit of the Holders of the Securities:

ARTICLE I

DEFINITIONS

SECTION 1.1 General. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

(b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENTS

Section 2.1 Security Documents. The Trustee is hereby authorized and directed (i) to enter into (or cause an agent to enter into), on its own behalf and on behalf of the Holders, such documents (the “Security Documents”) as are necessary or desirable (which shall be evidenced by a Company Request or other written instruction satisfactory to the Trustee) in order to create and maintain the security interest of the Trustee and the Holders in such collateral as may from time to time be provided to equally and ratably secure the Securities, including, without limitation, the documents listed on Annex A hereto, (ii) to grant such powers of attorney and to do or cause to be done all such acts and things, on its own behalf and in the name and on behalf of the Holders, as are necessary or desirable (which shall be evidenced by a Company Request or other written instruction satisfactory to the Trustee) to create and maintain the security interest of the Trustee and the Holders in such collateral, and (iii) to appoint one or more agents to serve as representative of the Trustee and the Holders in connection with the creation and maintenance of the security interest of the Trustee and the Holders in such collateral. It is understood and acknowledged that in certain circumstances the Security Documents may be amended, modified or waived without the consent of the Trustee or the Holders. It is understood and acknowledged that any such agents, in addition to being appointed by and acting on behalf of the Trustee and the Holders, may also be appointed by and acting on behalf of other creditors of CEMEX and its subsidiaries.

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Guarantors and the Trustee.

Section 3.2 Indenture Remains in Full Force and Effect. Except as modified hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. From and after the effectiveness of this Supplemental Indenture, all references to the Indenture in the Indenture and the Securities shall refer to the Indenture as supplemented hereby.

Section 3.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 3.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.7 Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 3.8 Successors. All agreements in this Supplemental Indenture by the Company and the Guarantors shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.9 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

Section 3.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Company and each Guarantor expressly reaffirms and confirms its obligation to indemnify the Trustee in connection with the Indenture, this Supplemental Indenture and the actions contemplated hereby, all in accordance with Section 607 of the Indenture.

Section 3.11 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.12 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

NEW SUNWARD HOLDING FINANCIAL VENTURES B.V., as Issuer

By:	/s/ Humberto Lozano
Name:	Humberto Lozano
Title:	Attorney-in-fact

CEMEX, S.A.B. de C.V., as Guarantor

By:	/s/ Humberto Lozano
Name:	Humberto Lozano
Title:	Attorney-in-fact

CEMEX MEXICO, S.A. de C.V., as Guarantor: Humberto Lozano

By:	/s/ Humberto Lozano
Name:	Humberto Lozano
Title:	Attorney-in-fact

NEW SUNWARD HOLDING B.V., as Guarantor

By:	/s/ Humberto Lozano
Name:	Humberto Lozano
Title:	Attorney-in-fact

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Karon Greene
Name:	Karon Greene
Title:	Vice President

Annex A

Initial Security Documents

1.	Spanish Power of Attorney relating to the pledge of the shares of CEMEX España, S.A.

A-1